 Exhibit 99.1

Contact:

Immune Pharmaceuticals Inc.

430 East 29th Street, suite 940

New York, NY 10016

Anna Baran, Director, Corporate Affairs

Tel: 646-561-8010

anna.baran@immunepharma.com

Twitter: @ImmunePharma

Immune Pharmaceuticals Signs License & Research Agreement

for AmiKet™ Nano

NEW YORK, June 29, 2015. Immune Pharmaceuticals Inc. (NASDAQ:IMNP) announced today that it has entered into a definitive license and research agreement with Yissum, the Technology Transfer Company of the Hebrew University of Jerusalem, to license certain of Yissum’s patents for the development and commercialization of a topical nano-formulated version of AmiKet, pursuant to the parties’ existing binding memorandum of understanding from March 2015.

Dr. Daniel Teper, CEO of Immune, commented: "We believe that the new formulation of AmiKet may increase value to potential commercial partners and to Immune. As a result of this agreement, we have had a number of discussions with potential partners over in the last two months, and some of these talks are advancing to the due diligence stage and terms negotiations. We believe that we may be able to better maximize revenues from AmiKet out-licensing through separate US and EU transactions, and then by forging regional agreements in other territories.”

AmiKet is a topical drug for the treatment of Neuropathic Pain and has completed trials in more than 1700 patients, demonstrating comparable efficacy to the high dose of the oral standard of care, gabapentin, in a double-blind, placebo-controlled Phase II clinical trial. The Neuropathic Pain market is currently worth $ 3.5 billion according to a Global Data Report.

The newly formulated nano-topical AmiKet has the potential to provide longer exclusivity up to 2036, allow for the development of multiple chronic pain indications and support an improved product profile.

Immune Pharmaceuticals has an extensive strategic partnership with Professor Benita, the former Director of the Institute for Drug Research and Dean of the School of Pharmacy at the Hebrew University of Jerusalem and Yissum, for the development of nano-pharmaceuticals. In addition to the new formulation of AmiKet, the collaboration includes NanomAbs®, antibody nano-particle conjugates for the targeted delivery of chemotherapy and a topical nano-formulated cyclosporine A for the treatment of psoriasis and atopic dermatitis.

About Immune Pharmaceuticals

Immune Pharmaceuticals Inc. applies a personalized approach to treating and, developing novel, highly-targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. The Company's lead product candidate, bertilimumab, is in clinical development for moderate to severe ulcerative colitis and Crohn's disease as well as bullous pemphigoid, an orphan auto-immune dermatological condition. Immune licensed worldwide rights for systemic indications of bertilimumab from iCo Therapeutics (TSX: ICO; OTCQX: ICOTF) in June 2011, while iCo retained rights to all ophthalmic indications. iCo originally licensed the exclusive world-wide rights to bertilimumab in 2006 from MedImmune, the Global Research and Development arm of AstraZeneca. Immune also signed a binding Memorandum of Understanding with Yissum, the Technology Transfer Company of the Hebrew University of Jerusalem regarding the worldwide exclusive licensing and development of a topical topical nano-formulated cyclosporin A for the treatment of psoriasis and atopic dermatitis. Immune's pipeline also includes NanomAbs, antibody nanoparticle conjugates, for the targeted delivery of chemotherapeutics, and AmiKet, a Neuropathic Pain drug candidate ready for Phase III. AmiKet has received Orphan Drug Designation for Post-Herpetic Neuralgia. Immune has entered into a definitive license and research agreement with Yissum, the Technology Transfer Company of the Hebrew University of Jerusalem, to license certain of Yissum’s patents for the development and commercialization of a topical nano-formulated version of AmiKet.

For more information, visit Immune's website at www.immunepharmaceuticals.com, the content of which is not a part of this press release.

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